Exhibit 10.41.5

AMENDMENT TO THE

CASH BALANCE RETIREMENT PLAN FOR EMPLOYEES OF

ASSOCIATED GROCERS, INC.

Unified Grocers, Inc. (“Unified”), pursuant to its authority as successor sponsor of the Cash Balance Retirement Plan for Employees of Associates Grocers, Inc. (the “Plan”), hereby amends the Plan, effective January 1, 2001, as set forth below.

WHEREAS, pursuant to the Agreement to Transfer Plan Sponsorship, Associated Grocers, Inc. (“AG”) transferred sponsorship of the Plan to Unified and Unified assumed sole sponsorship of the Plan, effective September 30, 2007. Effective September 30, 2007, Unified continued as the sole sponsor of the Plan within the meaning of Section 3(16)(B) of ERISA; and

WHEREAS, immediately upon the transfer of sponsorship to Unified, Unified has sole authority to take actions under the Plan that AG had immediately prior to the transfer of sponsorship, including the authority to amend or terminate the Plan in accordance with its terms; and

WHEREAS, Unified merged the Plan with and into the Unified Grocers, Inc. Cash Balance Plan, effective December 31, 2008; and

WHEREAS, Unified now desires to amend the Plan concerning the timing of the distribution of a Participant’s cash balance benefit for periods prior to such merger.

NOW, THEREFORE, Unified does hereby amend Section 3.4 of the Plan to read as follows:

3.4 Retirement Date

The Retirement Date for a Participant shall be one of the dates specified in Sections 3.1, 3.2 or 3.3 above, on which benefits are to commence. The Retirement Date for a Participant who Terminates prior to retirement with a vested Accrued Benefit shall be Normal Retirement Date, unless such Participant qualifies for and elects to receive benefits at an Early Retirement Date. Despite the foregoing, effective as of January 1, 2001, with respect to the portion of a Participant’s Accrued Benefit derived from service on or after January 1, 2001, if any, the Retirement Date for a Participant who Terminates prior to retirement with a vested Accrued Benefit shall be any date elected by such Participant to receive benefits after he or she Terminates. Such benefits may be paid in any of the forms provided under Section 5.1.

Executed this 10th day of May, 2010.

UNIFIED GROCERS, INC.

By:	/s/ ROBERT M. LING, JR.
Its:	Executive Vice President & General Counsel